Exhibit 10.2

PANBELA THERAPEUTICS, INC.

STOCK OPTION ASSUMPTION NOTICE

As you know, on June 15, 2022 (the “Closing Date”) Panbela Therapeutics, Inc. (“Panbela”) acquired Cancer Prevention Pharmaceuticals, Inc. (“CPP”) (the “Merger”), pursuant to the Agreement and Plan of Merger by and among Panbela Therapeutics, Inc., Cancer Prevention Pharmaceuticals, Inc, Canary Merger Holdings, Inc. (“HoldCo”), Canary Merger Subsidiary I, Inc., and Canary Merger Subsidiary II, Inc., dated as of February 21, 2022 (the “Merger Agreement”). At the Closing Date, you held one or more outstanding options, vested or unvested, to purchase the common stock of CPP granted to you under the Cancer Prevention Pharmaceuticals, Inc. 2010 Equity Incentive Plan (the “Plan”). Pursuant to the Merger Agreement, on the Closing Date, HoldCo assumed all obligations of CPP under the outstanding option(s), whether or not then vested or exercisable, issued under the Plan and held by optionees who were service providers of CPP immediately prior to the Closing Date. This Stock Option Assumption Notice (the “Notice”) evidences the terms of HoldCo’s assumption of your outstanding option(s) to purchase’s common stock granted to you under the Plan (the “CPP Option(s)”), and documented by a stock option agreement(s), including any amendment(s) thereof, entered into by and between you and CPP (collectively, the “Option Agreement(s)”), including the necessary adjustments for assumption of the CPP Option(s) that are required by the Merger.

The table below summarizes your CPP Option(s) immediately before and after the Merger:

Grant Details

Optionee Name	[Optionee Name]

Grant Date	[Grant Date]

Type of Option	[ISO/NSO]

Number of HoldCo Option Shares	[Shares Granted]

Exercise Price Per HoldCo Share	[$ . ]

Original Number of CPP Option Shares	[Pre-Merger Shares]

Original Exercise Price Per CPP Share	[Pre-Merger Exercise Price]

Expiration Date	[Expiration Date]

Vesting Schedule Post-Merger:	100% Vested

This Option shall be exercisable for thirty (30) days after Participant ceases to be a Service Provider, unless such termination is due to Participant’s death or Disability, in which case this Option shall be exercisable for six (6) months after Participant ceases to be a Service Provider. Notwithstanding the foregoing sentence, in no event may this Option be exercised after the Term/Expiration Date as provided above and this Option may be subject to earlier termination as provided in the Plan.

Pursuant to the Merger Agreement and the Plan, your outstanding CPP Option(s) was assumed by HoldCo as of the Closing Date and converted into an equivalent option to acquire that number of whole shares of HoldCo common stock (“HoldCo Option(s)”) equal to the product, determined by multiplying (i) the Option Exchange Ratio (as defined in the Merger Agreement and specified below) by (ii) the number of shares of common stock that were issuable upon exercise of your outstanding CPP Option(s) immediately prior to the Closing Date, and rounding the resulting product down to the next whole number of shares of HoldCo common stock. The exercise price per share of your HoldCo Option(s) was determined by (i) dividing the exercise price per share of common stock at which your outstanding CPP Option(s) was exercisable immediately prior to the Closing Date by (ii) the Option Exchange Ratio, and rounding the resulting quotient up to the next whole cent. These post-Merger adjustments are based on an Option Exchange Ratio of 0.8886, as determined in accordance with the terms of the Merger Agreement, and are intended to: (i) assure that the total spread of your HoldCo Option(s) (i.e., the difference between the aggregate fair market value and the aggregate exercise price) does not exceed the total spread that existed immediately prior to the Merger; and (ii) to preserve, on a per share basis, the ratio of exercise price to fair market value that existed immediately prior to the Merger.

Unless otherwise defined herein, the terms defined in the Plan and Option Agreements shall have the same defined meanings in this Notice, except that all references to the Company shall be replaced with HoldCo.

The terms and conditions of the original Option Agreement(s) will continue to apply to your HoldCo Option(s), except (1) Your HoldCo Option(s) are fully vested, (2) the HoldCo Option(s) will be exercisable for shares of HoldCo common stock as described above, (3) the exercise price applicable to the HoldCo Option(s) will be determined as described above. Upon termination of your service with HoldCo or any present or future HoldCo subsidiary, you will have the applicable limited post-termination exercise period specified in your Option Agreement(s) for your HoldCo Option(s) to the extent outstanding at the time of termination after which time your HoldCo Option(s) will expire and NOT be exercisable for HoldCo common stock.

To exercise your HoldCo Option(s), you must notify HoldCo by completing a “Notice of Exercise of Stock Option” in a form approved by HoldCo and filing it with the Human Resources Department of HoldCo. Any notice of exercise must specify how many shares of HoldCo common stock you wish to purchase and how such shares should be registered. The notice of exercise will be effective when it is received by HoldCo.

Nothing in this Notice or the Option Agreement(s) interferes in any way with your right and HoldCo or any present or future HoldCo subsidiary’s right, which rights are expressly reserved, to terminate your service at any time for any reason. Future options, if any, you may receive from HoldCo will be governed by the terms of the HoldCo stock option plan under which such options are granted, and such terms may be different from the terms of your HoldCo Option(s), including, but not limited to, the time period in which you have to exercise vested options after your termination of service.

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